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EXHIBIT 99.1

UNITED STATES DISTRICT COURT
DISTRICT OF DELAWARE

)
CertCo. Inc.		)
		)	Civil Action No.
	Plaintiff,	)
)
PayPal, Inc.		)	02-094
)
		)	JURY TRIAL DEMANDED
	Defendant.	)

COMPLAINT

        Plaintiff CertCo, Inc. ("CertCo"), by and through the undersigned attorneys, hereby files this Complaint requesting damages and injunctive relief upon personal knowledge as to its own acts, and upon information and belief as to the circumstances of others:

JURISDICTION AND VENUE

        1.    This is an action for patent infringement arising under the Patent Laws of the United States. 35 U.S.C. § 1, et seq. as set forth below.

        2.    This Court has federal question jurisdiction over the subject matter of this action pursuant to 28 U.S.C. §§ 1331 and 1338(a).

        3.    Venue is proper in this judicial district pursuant to 28 U.S.C. § 1391(b) and 1400(b).f

THE PARTIES

        4.    Plaintiff CertCo is a Delaware corporation with its principal place of business at 100 Cambridgepark Drive, Cambridge, Massachusetts 02140.

        5.    Defendant PayPal, Inc. ("PayPal") is a Delaware corporation with its principal place of business at 1840 Embarcadero Drive, Palo Alto, California 94303.

BACKGROUND

        6.    CertCo repeats and realleges Paragraphs 1-5 above as if fully set forth herein.

        7.    CertCo has made significant investment in research and development in technology relating to systems and methods for payment of transactions in an electronic payment system. Many such advancements are the subject of a patent issued to CertCo by the United States Patent and Trademark Office, U.S. Patent No. 6,029,150 (hereinafter "the '150 patent").

        8.    CertCo is the sole owner of all right, title and interest in and to the invention of and the '150 patent, entitled "PAYMENT AND TRANSACTIONS IN ELECTRONIC COMMERCE SYSTEM." A copy of the '150 patent is attached as Exhibit 1.

        9.    CertCo owns all rights, title, and interest in the inventions described in the '150 patent.

        10.  Upon information and belief, Defendant PayPal is making, using, selling or inducing others to use a payment and transaction system that enables PayPal customers to send and receive payments electronically. PayPal's payment and transaction system uses the patented inventions claimed in the '150 patent.

        11.  Upon information and belief, Defendant PayPal also provides electronic payment and transaction services through on-line auction systems, such as eBay (www.Ebay.com).

COUNT I

Infringement of the '150 Patent

        12.  CertCo repeats and realleges Paragraphs 1 through 11 above as if fully set forth herein.

        13.  Upon information and belief, Defendant PayPal is directly infringing, contributing to the infringement of, or inducing others to infringe the '150 patent by making, using, offering to sell, selling or inducing others to use its electronic payment and transaction system ("the infringing device and methods") in the United States within the meaning of 35 U.S.C. § 271.

        14.  Upon information and belief, Defendant's infringement has been and continues to be deliberate and willful. Such acts constitute willful and deliberate infringement, entitling CertCo to enhanced damages and reasonable attorneys' fees.

        15.  PayPal has profited though infringement of the '150 patent. As a result of Defendants' infringement of the '150 patent, CertCo's business and financial expectancies have been harmed, CertCo has suffered and will continue to suffer grievous damages.

        16.  Unless Defendants' infringing conduct is preliminarily and permanently enjoined by this Court, Defendant PayPal will continue and multiply the damaging acts, consequently causing CertCo irreparable injury for which there is no adequate remedy at law.

PRAYER FOR JUDGMENT AND RELIEF

        WHEREFORE, CertCo prays for relief as follows:

        (a)  An injunction permanently enjoining Defendants from further infringement of the claims of the '150 patent;

        (b)  An accounting and an award of damages under 35 U.S.C. § 284, first paragraph, adequate to compensate CertCo for infringement by Defendant of its patents, including pre- and post-judgment interest as allowed by law;

        (c) A judgment that Defendant PayPal deliberately and willfully infringed the claims of the patents and a trebling of the damages found or assessed as a result of Defendant's infringement of the aforementioned patents under 35 U.S.C. § 284, second paragraph;

        (d) A judgment that this is an exceptional case under 35 U.S.C. § 285, warranting an award to CertCo of its reasonable attorney's fees;

        (e)  An award of CertCo's costs incurred in this civil action; and

        (f) Such other relief as the Court may deem just and equitable.

DEMAND FOR JURY TRIAL

        Plaintiff CertCo demands a jury trial for all claims as provided for in Rule 38 of the Federal Rules of Civil Procedure.

Respectfully submitted,
BLANK ROME COMISKY & MCCAULEY LLP
Dated: February 4, 2002	/s/ ILLEGIBLE Neal C. illegible (I.D. No. 2721) Steven L. Caponi (I.D. No. 3484) 1201 Market Street, Suite 800 Wilmington, Delaware 19801 Tel: (302) 425-6400 Fax: (302) 425-6464
OF COUNSEL:
PILLSBURY WINTHROP LLP Dale S. Lazar Raymond L. Sweigart 1600 Tysons Blvd. McLean, VA 22102 Tel: (703) 905-2000 Fax: (703) 905-2500

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  EXHIBIT 99.1
UNITED STATES DISTRICT COURT DISTRICT OF DELAWARE
COMPLAINT
JURISDICTION AND VENUE
THE PARTIES
BACKGROUND
COUNT I Infringement of the '150 Patent
PRAYER FOR JUDGMENT AND RELIEF
DEMAND FOR JURY TRIAL